As filed with the Securities and Exchange Commission on February 14, 2012

Registration No. 333-162402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYNOVIS LIFE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1526554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2575 University Ave. W.

St. Paul, Minnesota 55114

(Address of principal executive offices, including zip code)

SYNOVIS LIFE TECHNOLOGIES, INC. 2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Brett A. Reynolds

Vice President of Finance, Chief Financial Officer and Corporate Secretary

2575 University Avenue W.

St. Paul, Minnesota 55114

(651) 796-7300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Timothy S. Hearn

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

(612) 340-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-162402) (the “Registration Statement”) of Synovis Life Technologies, Inc. (the “Company”) that was filed with the U.S. Securities and Exchange Commission on October 9, 2009. The Registration Statement registered 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), to be offered or sold pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”).

On February 14, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 12, 2011, by and among the Company, Baxter Holding Services Company ( as assignee of Baxter International Inc. (“Baxter”)) and Twins Merger Sub, Inc. (“Merger Sub”), Merger Sub was merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned indirect subsidiary of Baxter (the “Merger”). As a result of the Merger, the Company Common Stock is being delisted from the Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934, and no additional shares of the Company Common Stock will be issued under the Plan.

In accordance with the undertaking of the Company set forth in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all shares of the Company Common Stock that were registered pursuant to the Registration Statement that remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on the 14th day of February, 2012.

SYNOVIS LIFE TECHNOLOGIES, INC.

By:	/s/ Brett A. Reynolds
Brett A. Reynolds Vice President of Finance, Chief Financial Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2012.

Signature	Title

* Richard W. Kramp	President and Chief Executive Officer (principal executive officer) and Director

/s/ Brett A. Reynolds Brett A. Reynolds	Vice President of Finance, Chief Financial Officer and Corporate Secretary (principal financial and accounting officer)

* John D. Seaberg	Chairman, Board of Directors

* William G. Kobi	Director

* Karen Gilles Larson	Director

* Mark F. Palma	Director

* Richard W. Perkins	Director

* Timothy M. Scanlan	Director

* Sven A. Wehrwein	Director

* By: /s/ Brett A. Reynolds Brett A. Reynolds Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

24.1	Power of Attorney